Exhibit 99.5

April 12, 2021

GigCapital2, Inc

1731 Embarcadero Rd., Suite 200

Palo Alto, CA 94303

Consent to Reference in Prospectus

GigCapital2, Inc. (the “Company”) is filing a Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the prospectus included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the merger described in the prospectus.

Sincerely,

/s/ Agnès Rey-Giraud
Name: Agnès Rey-Giraud